Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
December 7, 2023	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES SECURITIES SUCCESSFULLY COMPLETES $152 MILLION DST OFFERING
DST Offering was Designed with Investors' Wealth Preservation and Estate Planning Needs in Mind

(HOUSTON) – Hines, the global real estate investment, development and property manager, announced today that Hines Securities, Inc. has successfully completed a $152 million offering of interests in HGIT 200 Park Place DST, a Delaware Statutory Trust (“DST”). The DST owns 200 Park Place, a state-of-the-art office building in the upscale River Oaks district of Houston, Texas, a highly desirable live-work-play location.

“Given our vast real estate experience in the private wealth space, we were pleased to be able to help financial professionals meet the needs of their clients looking for a quality investment opportunity,” noted Alfonso Munk, Chief Investment Officer – Americas for Hines. “Particularly given the general landscape of market uncertainty, the enthusiasm around the HGIT 200 Park Place DST shows that investors shared our conviction in the offering, as well as the asset, and trusted Hines as their investment partner.”

Completed in 2020, the 206,943-square-foot property located at 400 Westheimer Road is 100% leased to a diverse tenant roster and anchored by JLL and Buckeye Partners. The asset was sourced by Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”), which has a $3.9B portfolio diversified by geography and property type with a focus on dynamic sectors and markets. The HGIT 200 Park Place DST is a subsidiary of HGIT.

The HGIT 200 Park Place DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. The offering presented a compelling solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset.

About Hines Global Income Trust
Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. We manage a $94.6B¹ portfolio of high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Our local teams serve 790 properties totaling 269 million square feet globally. We are committed to a net zero carbon target by 2040 without buying offsets. To learn more about Hines, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2023.
Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT or its subsidiaries. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to the investments of HGIT and its subsidiaries and any implementation can be overridden or ignored at HGIT's sole discretion.

No Offer of Securities
This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.